EXHIBIT 16(a)

        [LETTERHEAD OF WISS & COMPANY, LLP, CERTIFIED PUBLIC ACCOUNTANTS]

                               September 30, 2003

Ramesh C. Pandey, Ph.D.
President, CEO & CFO
Xechem International, Inc.
100 Jersey Avenue, Bldg. B-310
New Brunswick, NJ  08901-3279

Dear Dr. Pandey:

As a follow up to my conversation with Ron Romanowski, I am informing you that after careful consideration Wiss & Company, LLP has decided to discontinue providing audit services to SEC registrants and is exiting the practice area.

By informing you now, we expect that you will have sufficient lead time to secure other auditors.

The decision, while difficult, given our long-standing reputation in the area, is caused by a variety of business factors, including the recent rash of legislative changes enacted following the passing of the Sarbanes-Oxley Act of 2002.

Wiss has valued its relationship with your organization and will assist you in your transition to new auditors.

Furthermore, we will be available to provide you with tax consulting, business advisory or other services, if you desire.

Best of luck to you in the future.

                                             Cordially,

                                             /s/ Jeffrey Campo

                                             Jeffrey Campo, CPA
                                             Managing Partner

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